Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-154173

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated December 8, 2008.
Pricing Supplement to the Prospectus dated October 10, 2008, the Prospectus Supplement dated October 10, 2008, and the Prospectus Supplement No. 52 dated November 12, 2008 — No.

The Goldman Sachs Group, Inc.
Medium-Term Notes, Series D
$
Equity Index-Linked Notes due
(Linked to a Basket of Equity Indices Comprised of
the MSCI World Index, the S&P 500® Index and the NASDAQ-100 Index®)

     The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (which will be set on the trade date and is expected to be approximately 5 years after the original issue date, subject to adjustment as described elsewhere in this pricing supplement) is linked to the performance of a weighted basket of three equity indices, as measured from the trade date through the determination date (which will be set on the trade date and is expected to be the fifth scheduled trading day prior to the originally scheduled stated maturity date, subject to adjustments as described elsewhere in this pricing supplement), on a less than one-for-one basis. The indices comprising the basket (which we refer to as the basket indices) will have the following weighting percentages within the basket: the MSCI World Index (50%), the S&P 500® Index (25%) and the NASDAQ-100 Index® (25%).

     On the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to the sum of the $1,000 face amount plus the supplemental amount, if any. We will determine the supplemental amount by first calculating the percentage increase or decrease in the level of the basket, which we refer to as the basket return.

     The basket return will be determined as follows: First, we will subtract the initial basket level (which is equal to 100) from the final basket level (which will be the basket closing level on the determination date, subject to adjustments as described elsewhere in this pricing supplement). Then, we will divide the result by the initial basket level, and express the resulting fraction as a percentage. The basket closing level on the determination date will equal the sum of the following products, as calculated for each of the basket indices:

  the closing level of the applicable basket index on the determination date, times the weighting multiplier for the applicable basket index (which will be set on the trade date).

The amount in cash you will be paid for each $1,000 face amount of your notes will then be calculated as follows:

  if the final basket level is greater than the initial basket level, the supplemental amount will equal the product of (a) the $1,000 face amount multiplied by (b) the participation rate of between 75% and 90% (to be determined on the trade date) multiplied by (c) the basket return; or

  if the final basket level is equal to or less than the initial basket level, the supplemental amount will equal zero.

     Therefore, if the final basket level does not exceed the initial basket level, the amount in cash payable on your notes will be limited to the face amount of your notes. In addition, even if the final basket level exceeds the initial basket level, the return on your notes will be less than the return on a hypothetical investment in the basket to which your notes are linked. Furthermore, your notes do not pay interest and no other payments on your notes will be made prior to the stated maturity date.

     Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the offered notes found in “Summary Information” on page PS-2 in this pricing supplement and the general terms of the equity basket-linked notes found in “General Terms of the Equity Index-Linked Notes” on page S-32 of the accompanying prospectus supplement no. 52.

     Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co.) will and the price you may receive for your notes may be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date of this pricing supplement through June   , 2009. We encourage you to read “Additional Risk Factors Specific to the Equity Index-Linked Notes” on page S-23 of the accompanying prospectus supplement no. 52 and “Additional Risk Factors Specific to Your Notes” on page PS-10 of this pricing supplement so that you may better understand those risks.

Original issue date:	Original issue price: % of the face amount
Underwriting discount: % of the face amount	Net proceeds to the issuer: % of the face amount

     The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement but prior to the settlement date, at an issue price, underwriting discount and net proceeds that differ from the amounts set forth above.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

     The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. In addition, the notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

     Goldman Sachs may use this pricing supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Goldman, Sachs & Co.

Pricing Supplement dated        , 2008

     The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. and its affiliates. The notes are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. This pricing supplement contains a more detailed description of the limited relationship MSCI has with The Goldman Sachs Group, Inc. and its affiliates and any related notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

     “Standard & Poor’s® ”, “S&P® ” and “S&P 500® ” are registered trademarks of The McGraw-Hill Companies, Inc. and are licensed for use by Goldman, Sachs & Co. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

     Nasdaq®, OMX™, Nasdaq-100®, and Nasdaq-100 Index®, are registered trademarks of The NASDAQ OMX Group, Inc. (which with its affiliates is referred to as the “Corporations”) and are licensed for use by Goldman Sachs, & Co. The notes have been passed on by the Corporations as to their legality or suitability. The notes are not issued, endorsed, sold, or promoted by the Corporations. The Corporations make no warranties and bear no liability with respect to the notes.

SUMMARY INFORMATION

     We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below. Please note that in this pricing supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated October 10, 2008, as supplemented by the accompanying prospectus supplement, dated October 10, 2008, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc., and references to the “accompanying prospectus supplement no. 52” mean the accompanying prospectus supplement no. 52, dated November 12, 2008, of The Goldman Sachs Group, Inc., to the accompanying prospectus.

     This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Equity Index-Linked Notes” on page S-32 of the accompanying prospectus supplement no. 52.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket Indices: the MSCI World Index, as maintained by MSCI Inc. (“MSCI”); S&P 500® Index, as maintained by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and the NASDAQ-100 Index®, as maintained by The Nasdaq Stock Market, Inc.

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the trade date but prior to the settlement date

Terms to be specified in accordance with the accompanying prospectus supplement no. 52:

  type of notes: notes linked to a basket of indices

  maximum settlement amount: not applicable

  minimum settlement amount: not applicable

  averaging dates: not applicable

  interest: not applicable

  redemption right or price dependent redemption right: not applicable

Payment amount: on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the sum of the $1,000 face amount plus the supplemental amount, if any

Supplemental amount:

  if the final basket level is greater than the initial basket level, the product of (1) the $1,000 face amount multiplied by (2) the participation rate multiplied by (3) the basket return; and

  if the final basket level is equal to or less than the initial basket level, zero

Initial basket level: 100

Final basket level: the basket closing level on the determination date, except in the limited circumstances described under “General Terms of the Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-38 of the accompanying prospectus supplement no. 52 and subject to adjustment as provided under “General Terms of the Equity Index-Linked Notes — Discontinuance or Modification of an Index” on page S-40 of the accompanying prospectus supplement no. 52

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Weighting percentage: 50%, with respect to the MSCI World Index; 25%, with respect to the S&P 500® Index; and 25%, with respect to the NASDAQ-100 Index®

Participation rate (to be set on the trade date): expected to be between 75% and 90%

Basket closing level: the sum of the products, as calculated for each basket index, of the closing level of such basket index on any trading day multiplied by the weighting multiplier for such basket index

Closing level: as described under “General Terms of the Equity Index-Linked Notes — Special Calculation Provisions — Closing Level” on page S-42 of the accompanying prospectus supplement no. 52, except that the closing level on any trading day of the MSCI World Index will be the official closing level of the MSCI World Index or any successor index published by the applicable index sponsor on such trading day for such index

Weighting multiplier (to be set on the trade date):         , with respect to the MSCI World Index;         , with respect to the S&P 500® Index; and         , with respect to the NASDAQ-100 Index®; expected to be calculated as provided under “General Terms of the Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Supplemental Amount — Notes Linked to a Basket of Indices” on page S-34 of the accompanying prospectus supplement no. 52

Trade date:

Original issue date (settlement date): expected to be the fifth scheduled business day after the trade date

Stated maturity date (to be set on the trade date): a specified date that is expected to be approximately 5 years after the original issue date, subject to adjustments as described under “General Terms of the Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-35 of the accompanying prospectus supplement no. 52

Determination date (to be determined on the trade date): a specified date that is expected to be the fifth scheduled trading day prior to the originally scheduled stated maturity date, subject to adjustments as described under “General Terms of the Equity Index-Linked Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-36 of the accompanying prospectus supplement no. 52

No interest: the offered notes will not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Calculation agent: Goldman, Sachs & Co.

Business day: as described under “General Terms of the Equity Index-Linked Notes — Special Calculation Provisions — Business Day” on page S-42 of the accompanying prospectus supplement no. 52

Trading day: as described under “General Terms of the Equity Index-Linked Notes — Special Calculation Provisions — Trading Day” on page S-42 of the accompanying prospectus supplement no. 52, except that the trading day of the MSCI World Index will be a day on which the MSCI World Index is calculated and published by the applicable index sponsor

CUSIP no.:

ISIN no.:

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page S-45 of the accompanying prospectus supplement no. 52

ERISA: as described under “Employee Retirement Income Security Act” on page S-51 of the accompanying prospectus supplement no. 52

Supplemental plan of distribution: as described under “Supplemental Plan of Distribution” on page S-52 of the accompanying prospectus supplement no. 52; The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $        ;

we expect to deliver the notes against payment therefor in New York, New York on           , 2008, which is expected to be the fifth scheduled business day following the date of this pricing supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement

HYPOTHETICAL EXAMPLES

     The following table, chart and examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical basket closing levels or hypothetical closing levels of basket indices, as applicable, on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

     The examples below are based on a range of closing levels of the basket indices that are entirely hypothetical; no one can predict what the levels of basket indices will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket indices have been highly volatile in the past — meaning that the levels of the basket indices have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

     The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. In addition, assuming no changes in market conditions or any other relevant factors, the value of your notes on the date of this pricing supplement (as determined by reference to pricing models used by Goldman, Sachs & Co.) is significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to the Leveraged Equity Index-Linked Notes — Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Date of any Applicable Pricing Supplement (as Determined By Reference to Pricing Models Used by Goldman, Sachs & Co.) Will Be Significantly Less Than the Issue Price” on page S-23 of the accompanying prospectus supplement no. 32 and “Additional Risk Factors Specific to Your Notes” on page PS-10 of this pricing supplement. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the basket indices. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Participation rate	75%
Initial Basket level	100
Neither a market disruption event nor a non-trading day occurs with respect to any basket index on the originally scheduled determination date
No change in or affecting any of the index stocks or the method by which the index sponsors calculate the basket indices
Notes purchased on original issue date and held to the stated maturity date

     For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical index levels shown elsewhere in this pricing supplement. For information about the historical levels of the basket indices during recent periods, see “The Basket Indices — Historical High, Low and Closing Levels of the Basket Indices” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket indices between the date of this pricing supplement and the date of your purchase of the offered notes.

     Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index stocks.

     The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note. Thus, a hypothetical payment amount of 100% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Payment Amount (as Percentage of Face Amount)
200.00%	175.00%
175.00%	156.25%
150.00%	137.50%
120.00%	115.00%
115.00%	111.25%
110.00%	107.50%
100.00%	100.00%
90.00%	100.00%
70.00%	100.00%
50.00%	100.00%
25.00%	100.00%
0.00%	100.00%

     If, for example, the final basket level were determined to be 25.00% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be 100.00% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would not receive any supplemental amount on your notes. In addition, if the final basket level were determined to be 150.00% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be 137.50% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date, held them to the stated maturity date and the final basket level exceeds the initial basket level, the return on your notes will be less than the return on a hypothetical investment in the basket to which your notes are linked.

     The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 100% (the section left of the 100% marker on the horizontal axis) would result in a hypothetical payment amount equal to 100% of the face amount of your notes (the horizontal line that crosses the 100% marker on the vertical axis) and, accordingly, in no positive or negative return to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than 100% (the section right of the 100% marker on the horizontal axis) would result in a return on your investment that is less than the return on the basket to which your notes are linked.

     The final basket level will be determined by reference to the performance of each of the basket indices as determined on the determination date. The examples below demonstrate how these factors may affect the payment amount that you will receive on the stated maturity date, expressed as a percentage of the face amount and based on the assumptions noted below.

Key Terms and Assumptions
Face amount	$1,000
Participation rate	75%
Initial basket level	100
Closing level of the MSCI World Index at pricing	840
Closing level of the S&P 500® Index at pricing	850
Closing level of the NASDAQ-100 Index® at pricing	1,150

Key Terms and Assumptions (cont’d)
Weighting multiplier for the MSCI World Index	0.05952
Weighting multiplier for the S&P 500® Index	0.02941
Weighting multiplier for the NASDAQ-100® Index	0.02174
Neither a market disruption event nor a non-trading day occurs with respect to any basket index on the originally scheduled determination date
No change in or affecting any of the index stocks or the method by which the index sponsors calculate the basket indices
Notes purchased on original issue date and held to the stated maturity date

Example 1. With respect to all three basket indices, the closing level on the determination date exceeds the closing levels at pricing. Consequently, the final basket level exceeds the initial basket level.

	Column A	Column B	Column C

Basket Index	Hypothetical Closing Level on the Determination Date	Weighting Multiplier	The product of Column A times Column B

MSCI World Index	924	0.05952	54.99648

S&P 500® Index	935	0.02941	27.49835

NASDAQ-100 Index®	1265	0.02174	27.50110

	Final Basket Level (rounded), which equals
	the sum of the products in Column C:		110

Basket Return, which equals the quotient of (1) the Final
	Basket Level minus the Initial Basket Level divided by
	(2) the Initial Basket Level, expressed as a percentage:		10%

     Since the hypothetical final basket level in this example exceeds the initial basket level of 100, the supplemental amount will equal the product of $1,000 times the participation rate of 75% times the basket return of 10%, or $75.

Example 2. Only with respect to two basket indices, the closing level on the determination date exceeds the closing levels at pricing. Notwithstanding the decline in the closing level from the time of pricing to the determination date with respect to the other basket index, the final basket level exceeds the initial basket level.

	Column A	Column B	Column C

	Hypothetical Closing
	Level on the		The product of Column A
Basket Index	Determination Date	Weighting Multiplier	times Column B

MSCI World Index	882	0.05952	52.49664

S&P 500® Index	867	0.02941	25.49847

NASDAQ-100 Index®	1104	0.02174	24.00096

	Final Basket Level (rounded), which equals
	the sum of the products in Column C:		102

Basket Return, which equals the quotient of (1) the Final
	Basket Level minus the Initial Basket Level divided by
	(2) the Initial Basket Level, expressed as a percentage:		2%

     Since the hypothetical final basket level in this example exceeds the initial basket level of 100, the supplemental amount will equal the product of $1,000 times the participation rate of 75% times the basket return of 2%, or $15.

Example 3. Only with respect to two basket indices, the closing level on the determination date exceeds the closing levels at pricing. Because of the decline in the closing level from the time of pricing to the determination date with respect to the other basket index that has the largest weighting in the basket, the final basket level is less than the initial basket level.

	Column A	Column B	Column C

	Hypothetical Closing
	Level on the		The product of Column A
Basket Index	Determination Date	Weighting Multiplier	times Column B

MSCI World Index	420	0.05952	24.99840

S&P 500® Index	867	0.02941	25.49847

NASDAQ-100 Index®	1357	0.02174	29.50118

	Final Basket Level (rounded), which equals
	the sum of the products in Column C:		80

     Since the hypothetical final basket level in this example is less than the initial basket level of 100, the supplemental amount will equal zero.

Example 4. With respect to two basket indices, the closing level on the determination date is less than the closing levels at pricing. The closing level with respect to the other basket index on the determination date is equal to its closing level at pricing. Consequently, the final basket level is less than the initial basket level.

	Column A	Column B	Column C

	Hypothetical Closing
	Level on the		The product of Column A
Basket Index	Determination Date	Weighting Multiplier	times Column B

MSCI World Index	760	0.05952	45.23520

S&P 500® Index	842	0.02941	24.76322

NASDAQ-100 Index®	1150	0.02174	25.00100

	Final Basket Level (rounded), which equals
	the sum of the products in Column C:		95

     Since the hypothetical final basket level in this example is less than the initial basket level of 100, the supplemental amount will equal zero.

     The payment amounts shown above are entirely hypothetical; they are based on market prices for the index stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to the Leveraged Equity Index-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-25 of the accompanying prospectus supplement no. 52.

     We cannot predict the actual final basket level on the determination date or the market value of your notes, nor can we predict the relationship between the levels of the basket indices and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the table, chart and examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

     An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated October 10, 2008, and “Additional Risk Factors Specific to the Equity Index-Linked Notes” in the accompanying prospectus supplement no. 52. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index stocks, i.e., the stocks comprising the basket indices that comprise the basket to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will and the Price You May Receive for Your Notes May Be Significantly Less Than the Issue Price

     The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date of this pricing supplement through June   , 2009. After June   , 2009, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

     In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. he quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

     If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. You should read “Additional Risk Factors Specific to the Equity Index-Linked Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-25 of the accompanying prospectus supplement no. 52.

     Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

     There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Equity Index-Linked Notes — Your Notes May Not Have an Active Trading Market” on page S-25 of the accompanying prospectus supplement no. 52.

Your Notes Will Not Bear Interest

     You will not receive any interest payments on your notes. As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase May Be Limited

     Because the participation rate for your notes is expected to be less than 100%, if the final basket level exceeds the initial basket level, the amount in cash you will receive at maturity will be less than the amount you would have otherwise received if you invested directly in the weighted basket of equity indices to which your notes are linked. This is because a participation rate of less than 100% will have the effect of reducing your exposure to any positive basket returns.

     Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The MSCI World Index Is Subject to Currency Exchange Risk

     Because the closing prices of the securities comprising the MSCI World Index (the “component securities”) are converted into U.S. dollars for purposes of calculating the value of the MSCI World Index, you will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the MSCI World Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the value of the MSCI World Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI World Index will be adversely affected and may reduce or eliminate the supplemental amount, if any, for your notes. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI World Index, and any negative currency impact on the MSCI World Index may significantly decrease the value of the notes. The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different from the return on the MSCI World Index, which is converted into U.S. dollars.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

     At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Certain United States Federal Tax Considerations

     Your notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. holder of the notes, you will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even if you will not receive any payments from us until maturity. Please see “United States Federal Taxation — Where the term of your notes is more than one year” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

THE BASKET INDICES

     We have derived all information regarding the MSCI World Index, the S&P 500® Index and the NASDAQ-100 Index® contained in this pricing supplement, including, without limitation, their composition, methods of calculation and changes in their components, from publicly available information. Such information reflects the policies of, and is subject to change by the index sponsors. We make no representation or warranty as to the accuracy or completeness of such information. The index sponsors have no obligation to continue to publish, and may discontinue publication of, the basket indices.

MSCI World Index

     The MSCI World Index is published by MSCI and is a free float-adjusted market capitalization stock index that is designed to measure global developed market equity performance. As of October 3, 2008, the MSCI World Index consisted of component securities from the following 23 developed market country indices in North America, Europe and the Asia/Pacific Region: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom, and the United States.

     The MSCI World Index does not reflect the payment of dividends on the stock included in it and therefore the return on your notes will not produce the same return you would receive if you were to purchase such underlying stocks and hold them until the maturity date.

Constructing the MSCI World Index

     MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS”).

     Defining the Equity Universe

  Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI
  Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

  Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

     Determining the Market Investable Equity Universes. A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

     The investability screens used to determine the Investable Equity Universe in each market are:

  Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization.

  Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

  DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

  Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe.

  Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

     Defining Market Capitalization Size Segments for Each Market. Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

  Investable Market Index (Large + Mid + Small)

  Standard Index (Large + Mid)

  Large Cap Index

  Mid Cap Index

  Small Cap Index

     Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements.

     Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

     If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

     Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

     Classifying Securities under the Global Industry Classification Standard. All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the Global Industry Classification Standard. Under the GICS, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can only belong to one industry grouping at each of the four levels of the GICS.

Maintenance of the MSCI World Index

     The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

     In particular, index maintenance involves:

1. Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

  Updating the indices on the basis of a fully refreshed Equity Universe.

  Taking buffer rules into consideration for migration of securities across size and style segments.

  Updating FIFs and Number of Shares (“NOS”).

     The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

2. Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

  Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

  Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

  Reflecting the impact of significant market events on FIFs and updating NOS.

3. Ongoing event-related changes.

     Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

     Additional information about the index is available on the following website: http://www.mscibarra.com/products/indices/intl.jsp. We are not incorporating by reference the website or any material it includes into this pricing supplement, the accompanying prospectus or the accompanying prospectus supplement no. 52.

S&P 500® Index

     For the description relating to the S&P 500® Index, see “The Indices — S&P 500® Index” on page A-9 of the accompanying prospectus supplement no. 52.

NASDAQ-100 Index®

     The NASDAQ-100 Index® was developed by The Nasdaq Stock Market, Inc., which we refer to as The Nasdaq®. The NASDAQ-100 Index® is determined and calculated by The Nasdaq and was first published in January 1985.

     The NASDAQ-100 Index® is a modified capitalization-weighted index of 100 of the largest domestic and international non-financial securities listed on The NASDAQ Stock Market LLC. The NASDAQ-100 Index® constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups. At any moment in time, the value of the NASDAQ-100 Index® equals the aggregate value of the then-current NASDAQ-100 Index® share weights of each of the index stocks included in the NASDAQ-100 Index®, which is based on the total shares outstanding of each such index stock, multiplied by each such security’s respective last sale price on The NASDAQ Stock Market LLC (which may be the official closing price published by The NASDAQ Stock Market LLC), and divided by a scaling factor (the “divisor”), which becomes the basis for the reported NASDAQ-100 Index® value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude which is more desirable for NASDAQ-100 Index® reporting purposes.

     To be eligible for inclusion in the NASDAQ-100 Index®, a security must be listed on The NASDAQ Stock Market LLC and meet the other eligibility criteria, including the following: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing); the security must be of a non-financial company; only one class of security per issuer is allowed; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares; the issuer of the security must have “seasoned” on NASDAQ or another recognized market (generally a company is considered to be seasoned if it has been listed on a market for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered); if the security would otherwise qualify to be in the top 25% of the securities included in the NASDAQ-100 Index® by market capitalization for the six prior consecutive month ends, then a one-year “seasoning” criteria would apply; if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options or be eligible for listed-options trading on a recognized options market in the U.S.; the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being NASDAQ-100 Index® eligible.

     In addition, to be eligible for continued inclusion in the NASDAQ-100 Index®, the following criteria apply: the security’s U.S. listing must be exclusively on the NASDAQ Global Select Market or the NASDAQ Global Market (unless the security was dually listed on another U.S. market prior to January 1, 2004 and has continuously maintained such listing); the security must be of a non-financial company; the security may not be issued by an issuer currently in bankruptcy proceedings; the security must have an average daily trading volume of at least 200,000 shares (measured annually during the ranking review process); if the issuer of the security is organized under the laws of a jurisdiction outside the U.S., then such security must have listed options or be eligible for listed-options trading on a recognized options market in the U.S. (measured annually during the ranking review process); the issuer of the security may not have annual financial statements with an audit opinion that is currently withdrawn; and the security must have an adjusted market capitalization equal to or exceeding 0.10% of the aggregate adjusted market capitalization of the NASDAQ-100 Index® at each month-end. In the event a company does not meet this criterion for two consecutive month-ends, it will be removed from the NASDAQ-100 Index® effective after the close of trading on the third Friday of the following month.

     The securities in the NASDAQ-100 Index® are monitored every day by The Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. The Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. Changes in total shares outstanding arising from stock splits, stock dividends, or spin-offs are generally made to the NASDAQ-100 Index® on the evening prior to the effective date of such corporate action. If the change in total shares outstanding arising from other corporate actions is greater than or equal to 5.0%, the change will be made as soon as practicable, normally within ten days of such action. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the NASDAQ-100 Index® share weights for such index stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in such index stocks.

     Additionally, The Nasdaq may periodically (ordinarily, several times per quarter) replace one or more component securities in the NASDAQ-100 Index® due to mergers, acquisitions, bankruptcies or other market conditions, or due to delisting if an issuer chooses to list its securities on another marketplace, or if the issuers of such component securities fail to meet the criteria for continued inclusion in the NASDAQ-100 Index®.

     The NASDAQ-100 Index® share weights are also subject, in certain cases, to a rebalancing (see “Rebalancing of the NASDAQ-100 Index® for Modified Capitalization-Weighted Methodology” below). Ordinarily, whenever there is a change in the NASDAQ-100 Index® share weights or a change in a component security included in the NASDAQ-100 Index®, The Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the NASDAQ-100 Index® which might otherwise be caused by such change.

     Annual Ranking Review. Except under extraordinary circumstances that may result in an interim evaluation, the NASDAQ-100 Index® composition is reviewed on an annual basis as follows. Securities listed on The NASDAQ Stock Market LLC which meet the applicable eligibility criteria described above are ranked by market value. NASDAQ-100 Index®-eligible securities which are already in the NASDAQ-100 Index® and which are ranked in the top 100 eligible securities (based on market value) are retained in the NASDAQ-100 Index®. A security that is ranked 101 to 125 is also retained, provided that such security was ranked in the top 100 eligible securities as of the previous year’s ranking review. Securities not meeting such criteria are replaced. The replacement securities chosen are those NASDAQ-100 Index®-eligible securities not currently in the NASDAQ-100 Index® that have the largest market capitalization. The data used in the ranking includes end of October Nasdaq market data and is updated for total shares outstanding submitted in a publicly filed SEC document via EDGAR through the end of November.

     Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year an index stock is determined by The Nasdaq to become ineligible for continued inclusion in the NASDAQ-100 Index® based on the continued eligibility criteria described above, the security will be replaced with the largest market capitalization security not currently in the NASDAQ-100 Index® and meeting the NASDAQ-100 Index® eligibility criteria listed above.

     Rebalancing of the NASDAQ-100 Index® for Modified Capitalization-weighted Methodology. Effective after the close of trading on December 18, 1998, the NASDAQ-100 Index® has been calculated under a “modified capitalization-weighted” methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the NASDAQ-100 Index® by a few large stocks); (3) reduce NASDAQ-100 Index® performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest NASDAQ-100 Index® component securities from necessary weight rebalancings.

     Under the methodology employed, on a quarterly basis coinciding with The Nasdaq’s quarterly scheduled weight adjustment procedures described above, the index stocks are categorized as either “Large Stocks” or “Small Stocks” depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the NASDAQ-100 Index® (i.e., as a 100-stock index, the average percentage weight in the NASDAQ-100 Index® is 1.0%).

     Such quarterly examination will result in a NASDAQ-100 Index® rebalancing if either one or both of the following two weight distribution requirements are not met: (1) the current weight of the single largest market capitalization index stock must be less than or equal to 24.0% and (2) the “collective weight” of those index stocks whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, The Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the NASDAQ-100 Index®.

     If either one or both of these weight distribution requirements are not met upon quarterly review or The Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed in accordance with the following plan. First, relating to weight distribution requirement (1) above, if the current weight of the single largest index stock exceeds 24.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest index stock to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those index stocks whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their “collective weight” exceeds 48.0%, then the weights of all Large Stocks will be scaled down proportionately towards 1.0% by just enough for the “collective weight,” so adjusted, to be set to 40.0%.

     The aggregate weight reduction among the Large Stocks resulting from either or both of the above rescalings will then be redistributed to the Small Stocks in the following iterative manner. In the first iteration, the weight of the largest Small Stock will be scaled upwards by a factor which sets it equal to the average NASDAQ-100 Index® weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by the same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that the smaller the NASDAQ-100 Index® component security in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smallest component securities in the NASDAQ-100® Index.

     In the second iteration, the weight of the second largest Small Stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining Small Stocks will be scaled up by this same factor reduced in relation to each stock’s relative ranking among the Small Stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

     Additional iterations will be performed until the accumulated increase in weight among the Small Stocks exactly equals the aggregate weight reduction among the Large Stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

     Then, to complete the rebalancing procedure, once the final percent weights of each index stock are set, the NASDAQ-100 Index® share weights will be determined anew based upon the last sale prices and aggregate capitalization of the NASDAQ-100 Index® at the close of trading on the first Friday in March, June, September, and December. Changes to the NASDAQ-100 Index® share weights will be made effective after the close of trading on the third Friday in March, June, September, and December and an adjustment to the NASDAQ-100 Index® divisor will be made to ensure continuity of the NASDAQ-100 Index®. Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current NASDAQ-100 Index® share weights. However, The Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the NASDAQ-100 Index® components. In such instances, The Nasdaq would announce the different basis for rebalancing prior to its implementation.

Historical High, Low and Closing Levels of the Basket Indices

     The respective closing levels of the basket indices have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing levels of the basket indices during any period shown below is not an indication that the basket indices are more or less likely to increase or decrease at any time during the life of your notes.

     You should not take the historical levels of the basket indices as an indication of their future performances. We cannot give you any assurance that the future performance of the basket indices or the index stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. Moreover, in light of current market conditions, the trends reflected in the historical performance of the basket indices may be less likely to be indicative of the performance of the basket indices during the period from the trade date until the determination date and of the final basket level than would otherwise have been the case.

     Neither we nor any of our affiliates make any representation to you as to the performance of the basket indices. The actual performance of the basket indices over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

     The tables below show the high, low and final closing levels of the basket indices for each of the four calendar quarters in 2005, 2006, 2007 and 2008 through December 5, 2008. We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the MSCI World Index

	High	Low	Close
2005
Quarter ended March 31	1193.00	1128.22	1151.18
Quarter ended June 30	1166.84	1114.97	1148.81
Quarter ended September 30	1225.59	1145.16	1224.31
Quarter ended December 31	1271.84	1167.33	1257.78
2006
Quarter ended March 31	1342.93	1259.11	1335.07
Quarter ended June 30	1406.28	1243.94	1319.93
Quarter ended September 30	1375.82	1260.98	1373.37
Quarter ended December 31	1486.64	1373.27	1483.58
2007
Quarter ended March 31	1541.71	1447.57	1514.18
Quarter ended June 30	1630.06	1518.17	1602.36
Quarter ended September 30	1654.91	1473.37	1633.58
Quarter ended December 31	1682.35	1542.57	1588.80
2008
Quarter ended March 31	1588.80	1378.56	1437.40
Quarter ended June 30	1560.68	1397.59	1402.13
Quarter ended September 30	1392.58	1163.53	1182.44
Quarter ending December 31 (through December 5, 2008)	1184.29	771.52	848.40

Quarterly High, Low and Closing Levels of the S&P 500® Index

	High	Low	Close
2005
Quarter ended March 31	1225.31	1163.75	1180.59
Quarter ended June 30	1216.96	1137.50	1191.33
Quarter ended September 30	1245.04	1194.44	1228.81
Quarter ended December 31	1272.74	1176.84	1248.29
2006
Quarter ended March 31	1307.25	1254.78	1294.83
Quarter ended June 30	1325.76	1223.69	1270.20
Quarter ended September 30	1339.15	1234.49	1335.85
Quarter ended December 31	1427.09	1331.32	1418.30
2007
Quarter ended March 31	1459.68	1374.12	1420.86
Quarter ended June 30	1539.18	1424.55	1503.35
Quarter ended September 30	1553.08	1406.70	1526.75
Quarter ended December 31	1565.15	1407.22	1468.36
2008
Quarter ended March 31	1447.16	1273.37	1322.70
Quarter ended June 30	1426.63	1278.38	1280.00
Quarter ended September 30	1305.32	1106.39	1166.36
Quarter ending December 31 (through December 5, 2008)	1161.06	752.44	876.07

Quarterly High, Low and Closing Levels of the NASDAQ-100 Index®

	High	Low	Close
2005
Quarter ended March 31	1603.51	1464.34	1482.53
Quarter ended June 30	1568.96	1406.85	1493.52
Quarter ended September 30	1627.19	1490.53	1601.66
Quarter ended December 31	1709.10	1521.19	1645.20
2006
Quarter ended March 31	1758.24	1645.09	1703.66
Quarter ended June 30	1739.20	1516.85	1575.23
Quarter ended September 30	1661.59	1451.88	1654.13
Quarter ended December 31	1819.76	1632.81	1756.90
2007
Quarter ended March 31	1846.34	1712.94	1772.36
Quarter ended June 30	1944.37	1773.33	1934.10
Quarter ended September 30	2096.39	1846.09	2091.11
Quarter ended December 31	2238.98	1982.16	2084.93
2008
Quarter ended March 31	2051.76	1673.03	1781.93
Quarter ended June 30	2055.11	1790.93	1837.09
Quarter ended September 30	1964.38	1496.15	1594.63
Quarter ending December 31 (through December 5, 2008)	1563.80	1036.51	1177.87

License Agreement for the MSCI World Index

     We expect to enter into a non-exclusive license agreement with MSCI, whereby The Goldman Sachs Group, Inc., and its affiliates, in exchange for a fee, will be permitted to use the index in connection with the offer and sale of the notes. We are not affiliated with MSCI and the only relationship between MSCI and The Goldman Sachs Group, Inc. is the licensing of the use of the index and trademarks relating to the index.

     The MSCI indices are the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and are licensed for use for certain purposes by The Goldman Sachs Group, Inc. and its affiliates. The notes are not issued, sponsored, endorsed, sold or promoted by MSCI, and MSCI bears no liability with respect to any such notes. This prospectus supplement contains a more detailed description of the limited relationship MSCI has with The Goldman Sachs Group, Inc. and any related notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

     THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY THE GOLDMAN SACHS GROUP, INC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

     ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE NOTES, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI

INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     No purchaser, seller or holder of the offered notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

     All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by MSCI. The Goldman Sachs Group, Inc. does not assume any responsibility for the accuracy or completeness of that information.

License Agreement for the S&P 500® Index

     For the license agreement between S&P and Goldman Sachs, see “The Indices — S&P 500® Index” on page A-9 of the accompanying prospectus supplement no. 52.

License Agreement for the NASDAQ-100 Index®

     Goldman Sachs entered into non-exclusive license agreements with NASDAQ, whereby we and our affiliates, in exchange for a fee, will be permitted to use the index in connection with the offer and sale of the notes. We are not affiliated with NASDAQ; the only relationship between NASDAQ and us is the licensing of the use of the index and trademarks relating to the index.

     THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE NASDAQ OMX GROUP, INC. OR ITS AFFILIATES (NASDAQ OMX, WITH ITS AFFILIATES, ARE REFERRED TO AS THE “CORPORATIONS”). THE CORPORATIONS HAVE NOT PASSED ON THE LEGALITY OR SUITABILITY OF, OR THE ACCURANCY OR ADEQUACY OF DESCRIPTIONS AND DISCLOSURES RELATING TO, THE NOTES.

     THE CORPORATIONS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY, OR THE ABILITY OF THE NASDAQ-100 INDEX® TO TRACK GENERAL STOCK MARKET PERFORMANCE. THE CORPORATIONS’ ONLY RELATIONSHIP TO GOLDMAN SACHS (“LICENSEE”) IS THE LICENSING OF THE NASDAQ®, OMXTM, NASDAQ-100®, AND NASDAQ-100 INDEX® REGISTERED TRADEMARKS, AND CERTAIN TRADE NAMES OF THE CORPORATIONS AND THE USE OF THE NASDAQ-100 INDEX® WHICH IS DETERMINED, COMPOSED AND CALCULATED BY NASDAQ OMX WITHOUT REGARD TO LICENSEE OR THE NOTES. NASDAQ OMX HAS NO OBLIGATION TO TAKE THE NEEDS OF THE LICENSEE OR THE OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE NASDAQ-100 INDEX®. THE CORPORATIONS ARE NOT RESPONSIBLE FOR AND HAVE NOT PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE TO BE CONVERTED INTO CASH. THE CORPORATIONS HAVE NO LIABILITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR TRADING OF THE NOTES.

     THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX® OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

     The notes will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes, as described under “United States Federal Taxation” on page S-47 of the accompanying prospectus supplement no. 52. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income based on the comparable yield of the notes, regardless of whether any stated interest is payable on the notes. In addition, any gain you recognize upon the sale, exchange, redemption or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss. You should read the discussion under United States Federal Taxation in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of investing in the notes.

     We have determined that the comparable yield for the notes is equal to    % per annum, compounded semi-annually, with a projected payment at maturity of $           based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, you would be required to report the following amounts as ordinary income from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
January 1, 2008 through December 31, 2008	$	$
January 1, 2009 through December 31, 2009	$	$
January 1, 2010 through December 31, 2010	$	$
January 1, 2011 through December 31, 2011	$	$
January 1, 2012 through , 2012	$	$

     The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

     If you are a United States Alien Holder, please see “United States Federal Taxation — United States Alien Holders” in the accompanying prospectus supplement.

     You should consult your tax advisor concerning the U.S. federal income tax, and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this pricing supplement. You must not rely on any unauthorized information or representations. This pricing supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

TABLE OF CONTENTS
Pricing Supplement

Page
Summary Information	2
Hypothetical Examples	4
Additional Risk Factors Specific to Your Notes	10
The Basket Indices	12
Supplemental Discussion of Federal Income Tax Consequences	22

Prospectus Supplement No. 52 dated November 12, 2008

Summary Information	S-3
Hypothetical Returns on the Equity Index-Linked Notes	S-10
Additional Risk Factors Specific to the Equity Index-Linked Notes	S-23
General Terms of the Equity Index-Linked Notes	S-32
Use of Proceeds and Hedging	S-45
United States Federal Taxation	S-47
Employee Retirement Income Security Act	S-51
Supplemental Plan of Distribution	S-52
The Indices	A-1
MSCI EAFE Index	A-1
Russell 2000® Index	A-6
S&P 500® Index	A-9
TOPIX® Index	A-12

Prospectus Supplement dated October 10, 2008

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-23
Employee Retirement Income Security Act	S-24
Supplemental Plan of Distribution	S-25
Validity of the Notes	S-26

Prospectus dated October 10, 2008

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or
Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	139
Employee Retirement Income Security Act	142
Validity of the Securities	142
Experts	143
Cautionary Statement Pursuant to the Private Litigation Reform Act
of 1995	143

$

The Goldman Sachs Group, Inc.

Equity Index-Linked Notes due
(Linked to a Basket of Equity Indices Comprised of the
MSCI World Index, the S&P® 500 Index and the
NASDAQ-100® Index)

Medium-Term Notes, Series D

Goldman, Sachs & Co.